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                                                                    EXHIBIT (22)


                   LUFKIN INDUSTRIES, INC. AND SUBSIDIARIES

                        SUBSIDIARIES OF THE REGISTRANT

                                                                                     Name under which
                                                  Jurisdiction                       such subsidiary
          Name of subsidiary                    of Incorporation                      does business
------------------------------------            ----------------                    ----------------
Lufkin Industries Canada, Ltd.                 Province of Alberta,                       Same
      Canada

P. T. Lufkin Indonesia                         Republic of Indonesia                      Same


Lufkin Industries FSC, Inc.                    Barbados                                   Same


Lufkin Industries Europe, Bv.                  The Netherlands                            Same